Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 13, 2013, relating to the consolidated financial statements of Solazyme, Inc. and subsidiaries (the “Company”), and the effectiveness of Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2012, and the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

February 13, 2014